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As filed with the Securities and Exchange Commission on March 25, 2004

Registration No. 333-112607

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1
to
FORM S-3

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

INSIGNIA SOLUTIONS plc
(Exact Name of Registrant as Specified in its Charter)

England and Wales (State or Other Jurisdiction of Incorporation or Organization)	7372 (Primary Standard Industrial Classification Code Number)	Not applicable (I.R.S. Employer Identification No.)

41300 Christy Street Fremont, California 94538 United States of America (510) 360-3700	The Mercury Centre, Wycombe Lane Wooburn Green High Wycombe, Bucks HP10 0HH United Kingdom (44) 1628-539500

(Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

Mark E. McMillan
President and Chief Executive Officer
Insignia Solutions plc
41300 Christy Street
Fremont, California 94538
(510) 360-3700
(Name, Address and Telephone Number of Agent for Service)

Copies to:

Mark A. Medearis
Laurel Finch
Heller Ehrman White & McAuliffe LLP
2775 Sand Hill Road
Menlo Park, California 94025
(650) 324-7000

        Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

        If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, please check the following box.  ☐

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box. ☒

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Subject to completion dated March 25, 2004

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

INSIGNIA SOLUTIONS plc

2,936,687 American Depositary Shares

Each representing one ordinary share of 20 pence nominal value

        The selling shareholders identified on page 13 of this prospectus are offering up to 2,262,500 American depositary shares of Insignia Solutions plc and up to 674,187 American depositary shares issuable on exercise of outstanding warrants. Insignia will not receive any proceeds from the sale of shares offered by the selling security holders.

        The shares are listed on the Nasdaq SmallCap Market under the symbol INSG. The shares offered will be sold as described under the Plan of Distribution on page 16 of this prospectus.

        On March 23, 2004, the closing price per share of the ADSs on the Nasdaq SmallCap Market was $1.72.

        The shares offered involve a high degree of risk. See Risk Factors beginning on page 3.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                  , 2004.

INSIGNIA SOLUTIONS plc

        Insignia commenced operations in 1986, and currently develops, markets and supports software technologies that enable mobile operators and phone manufacturers to update the firmware of mobile devices using standard over-the-air data networks. Before 2003, our principal product line was the Jeode™ platform, based on our Embedded Virtual Machine ("EVM"™) technology. The Jeode platform was our implementation of Sun Microsystems, Inc.'s ("Sun") Java® technology tailored for smart devices. The product became available for sale in March 1999 and had been our principal product line since the third quarter of 1999. The Jeode product line was sold in April 2003.

        During 2001, we began development of a range of products ("Secure System Provisioning" or "SSP" products) for the mobile phone and wireless operator industry. These SSP products build on our position as a Virtual Machine ("VM") supplier for manufacturers of mobile devices and allow wireless operators and phone manufacturers to reduce customer care and software recall costs as well as increase subscriber revenue by deploying new mobile services based on dynamically provisional capabilities. With the sale of our JVM product line in April 2003, our sole product line consists of our SSP product. We only began shipping the SSP product in December 2003 and have achieved only minimal sales to date. We have limited history with sales initiatives for new products. Additionally, the sales cycle for the SSP products is expected to take longer than the typical six to nine months to complete as seen with previous Insignia products.

        We issued American depositary shares ("ADSs") and warrants to purchase American depositary shares to the selling shareholders in a private placement on January 5, 2004. For additional information concerning this private placement, you should refer to the section entitled "Transactions With Selling Shareholders" on page 12. The selling shareholders may sell the American depositary shares from time to time on the Nasdaq SmallCap Market, or otherwise, at prices and at terms then prevailing or at prices related to the then current market price or in private sales at negotiated prices directly or through a broker or brokers, who may act as agent or principal or by a combination of such methods of sale. For additional information on the method of sale, you should refer to the section entitled "Plan of Distribution" on page 16.

        Our principal executive offices in the United States are located at 41300 Christy Street, Fremont, California 94538. Our telephone number at that location is (510) 360-3700. Our principal executive offices in the United Kingdom are located at The Mercury Centre, Wycombe Lane, Wooburn Green, High Wycombe, Bucks HP10 0HH. Our telephone number at that location is (44) 1628-539500.

RISK FACTORS

        An investment in our American depositary shares involves significant risks. You should carefully consider the risks and uncertainties described below and the other information in or incorporated by reference into this prospectus including our financial statements before deciding whether to buy our American depositary shares. The risks and uncertainties described below are intended to be the ones that are specific to our company or industry and that we deem to be material, but are not the only ones that we face. The trading price of our ADSs could decline due to any of these and other risks and uncertainties, and you could lose part or all of your investment.

We may need additional financing to sustain our operations.

        We had working capital of $2.3 million at December 31, 2003, and our cash, cash equivalents, and restricted cash totaled $2.2 million at December 31, 2003. We had an operating cash flow deficit of $4.2 million for the twelve months ended December 31, 2003 and an operating cash flow deficit of $8.4 million for the year ended December 31, 2002. The sale of our JVM product line to esmertec is expected to provide cash of $2.75 million in 2004. Based upon our current forecasts and estimates, our current cash and cash equivalents together with cash generated from on-going operations and other liquid sources of cash (including the securities subscription and cash generated from the sale of the Jeode product line to esmertec), we believe that Insignia will have sufficient funds to meet its operating and capital requirements through the end of the fiscal year. If cash currently available from all sources is insufficient to satisfy our liquidity requirements, we may seek additional sources of financing including selling additional equity or debt securities. If additional funds are raised through the issuance of equity or debt securities, these securities could have rights, preferences and privileges senior to holders of our shares, and the terms of such securities could impose restrictions on our operations. The sale of additional equity or debt securities could result in additional dilution to our shareholders. We may not be able to obtain additional financing on acceptable terms, if at all. If we are unable to obtain additional financing as and when needed and on acceptable terms, we may be required to reduce the scope of our planned sales, marketing and product development efforts, which could jeopardize our business.

        We only have the right to receive $10,000 per trading day, up to an aggregate of $6 million over a period of 30 months under the agreement with Fusion Capital unless our stock price equals or exceeds $1.00, in which case the daily amount may be increased, at the option of Insignia, as the price of our shares increases. Fusion Capital will not have the right nor be obligated to subscribe for any of our shares on any trading days that the market price of our shares is less than $0.15 per share. Since we initially registered 10,000,000 shares for sale by Fusion Capital (in addition to 2,000,000 shares issued on exercise of warrants held by Insignia), the selling price of our shares to Fusion Capital will have to average at least $0.60 per share for us to receive the maximum proceeds of $6 million without registering additional shares. As of December 31, 2003, new ordinary shares of 3,380,132 were purchased under the Fusion Capital securities subscription agreement for a total of $1.9 million, net of issuance costs. In addition, Fusion Capital exercised 2,000,000 warrants for $668,000, net of issuance costs.

        In order to be in compliance with Nasdaq rules, we could not sell our ordinary shares to Fusion Capital at a price below $0.38, which represents the greater of the book value per share of our ordinary shares as of September 30, 2002 or the closing sale price per share of our ADSs on October 16, 2002. If we elect to sell our shares to Fusion Capital at a price per share below $0.38, we first would be required to obtain shareholder approval in order to be in compliance with the Nasdaq rules. Under the laws of England and Wales, we are not permitted to sell our ADSs at a purchase price that is less than the nominal value of our ordinary shares. Currently, the nominal value per ordinary share is £0.20.

        The extent we rely on Fusion Capital as a source of funding will depend on a number of factors including our financial performance and ability to generate revenues, the prevailing market price of our shares and the extent to which we are able to secure working capital from other sources. If obtaining sufficient financing from Fusion Capital were to prove prohibitively expensive, we may need to secure another source of funding in order to satisfy our working capital needs. Even if we are able to access the full $6.0 million under the securities subscription agreement with Fusion Capital, we may still need additional capital to implement our business, operating and development plans.

        Based upon our current forecasts and estimates, our current cash and cash equivalents together with cash generated from on-going operations and other liquid sources of cash (including the securities subscription and cash generated from the sale of the Jeode product line to esmertec), we believe that Insignia will have sufficient funds to meet its operating and capital requirements through the end of the fiscal year. If cash currently available from all sources is insufficient to satisfy our liquidity requirements, we may seek additional sources of financing including selling additional equity or debt securities. If additional funds are raised through the issuance of equity or debt securities, these securities could have rights, preferences and privileges senior to holders of our shares, and the terms of such securities could impose restrictions on our operations. The sale of additional equity or debt securities could result in additional dilution to our shareholders. We may not be able to obtain additional financing on acceptable terms, if at all. If we are unable to obtain additional financing as and when needed and on acceptable terms, we may be required to reduce the scope of our planned sales, marketing and product development efforts, which could jeopardize our business.

If our stock price does not exceed $1.00 per share, we could be delisted from Nasdaq.

        During the twelve months ended December 31, 2003, the closing price of our shares ranged from a high of $1.30 to a low of $0.20. In 2003, we transferred the listing of our shares from the Nasdaq National Market to the Nasdaq SmallCap Market. Under the rules of the Nasdaq Stock Market, our stock price must remain above $1.00 per share for continued quotation of our shares on the Nasdaq SmallCap Market. In order to maintain our listing on the Nasdaq SmallCap Market, we are required to have total shareholders' equity of at least $2.5 million. As of December 31, 2003, our shareholders' equity was $2.6 million. To the extent our shareholders' equity declines, or the closing bid price of our shares falls below $1.00 for the requisite period, our shares could be delisted from the Nasdaq SmallCap Market, which could adversely affect our ability to raise additional funds.

The sale of our shares to Fusion Capital may cause dilution, and the sale of the shares by Fusion Capital could cause the price of our shares to decline.

        The subscription price for the shares to be issued to Fusion Capital pursuant to the securities subscription agreement with Fusion Capital will fluctuate based on the price of our shares. All shares sold to Fusion Capital under the securities subscription agreement will be freely tradable. Fusion Capital may sell none, some or all of the shares purchased from us at any time. We expect that the shares to be sold to Fusion Capital will be sold over a period of up to 30 months from the effective date of the registration statement filed in connection with the transaction.

        Depending upon market liquidity at the time, a sale of such shares at any given time could cause the trading price of our shares to decline. The sale of a substantial number of shares, or anticipation of such sales, could make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect sales.

We may never achieve profitability if our SSP product line does not reach desired sales goals.

        Our future performance depends upon sales of products within our SSP product line. Revenues related to the Jeode product line, which was sold to esmertec in April 2003, accounted for 94% of our total revenue for the twelve months ended December 31, 2003. As a result, the SSP product line is our only product line and we expect to rely upon sales of the SSP product for our revenue in the future. We only began shipping the SSP product in December 2003 and have achieved only minimal sales to date. We have reduced our current expense levels, which will require total revenues of more than $1.5 million per quarter to achieve an operating profit. SSP may not achieve or sustain market acceptance or provide the desired revenue levels.

The long and complex process of licensing our SSP product makes our revenue unpredictable.

        Our revenue is dependent upon our ability to license the SSP product to third parties. Licensing our SSP product is expected to be a long and complex process, which could take longer than the typical six to nine months for our Jeode product. Before committing to license our products, potential customers must generally consider a wide range of issues including product benefits, infrastructure requirements, ability to work with existing systems, functionality and reliability. The process of entering into a development license with a company typically involves lengthy negotiations. Because of the sales cycle, it is difficult for us to predict when, or if, a particular prospect might sign a license agreement. Development license fees may be delayed or reduced because of this process. We only began shipping the SSP product in December 2003 and have achieved only minimal sales to date. We have limited history with sales initiatives for new products.

If products that integrate our Jeode technology do not sell well, we will not receive additional royalty payments on our licenses.

        Our success depends upon the use of our technology by our licensees in their smart devices. Our licensees undertake a lengthy process of developing systems that use our technology. Until a licensee has sales of its systems incorporating our technology, they will not create commercial use royalties to us. We expect that the period of time between entering into a development license and actually recognizing commercial use royalties to be lengthy and difficult to predict.

If our license agreement with Sun Microsystems, Inc. is terminated or expires without renewal, we would not be able to market our Jeode product line through the Master Distribution License Agreement with esmertec.

        In the first quarter of 1999, we signed a five-year Technology License and Distribution Agreement ("Distribution Agreement") agreement with Sun Microsystems, Inc. under which Sun established Insignia as a Sun authorized virtual machine provider. The Distribution Agreement also grants us immediate access to the Java compatibility test suite and the Java technology source code. The Distribution Agreement includes technology sharing and compatibility verification. Under the Distribution Agreement, we are required to pay Sun a per unit royalty on each Jeode-enabled smart device shipped by our customers, plus a royalty on all development licenses between our customers and us. In the third quarter of 2001, we amended our Distribution Agreement with Sun. The Amendment expanded the scope of the licensed technology, changed the royalty rate, limited the royalty obligations to only per units licensed, established a prepaid royalty schedule and extended the expiration date of the contract from March 2004 to June 2004. If the Distribution Agreement with Sun terminates or expires without renewal, we would not be able to market our Jeode product line. Any disruption in our relationship with Sun would likely impair our sales of Jeode. In addition, any termination of the Distribution Agreement with Sun would likely adversely impact our ability to receive amounts to be paid under our agreement with esmertec in connection with the sale of the JVM product line.

        We also license software development tool products from other companies to distribute with some of our products. These third parties may not be able to provide competitive products with adequate features and high quality on a timely basis or to provide sales and marketing cooperation. Further, our products compete with products produced by some of our licensors. When these licenses terminate or expire, continued license rights might not be available to us on reasonable terms. We might not be able to obtain similar products to substitute into our tool suites.

We have a history of losses and we must generate significantly greater revenue if we are to achieve profitability.

        We have experienced operating losses in each quarter since the second quarter of 1996. To achieve profitability, we will have to increase our revenue significantly. Our ability to increase revenues depends upon the success of our SSP product line. We only began shipping the SSP product in December 2003 and have achieved only minimal sales to date. If we are unable to create revenues from Jeode in the form of development license fees, maintenance and support fees, commercial use royalties and non-recurring engineering services, our current revenues will be insufficient to sustain our business.

        For the fiscal year 2002 and 2003 we spent 77% and 247%, respectively, of our total revenues on sales and marketing. We expect to continue to incur disproportionately high sales and marketing expenses in the future. To market SSP effectively, we must develop market client and server channel markets. We will continue to incur the expenses for a sales and marketing infrastructure before we recognize significant revenue from sales of the product. Because customers in the mobile device market tend to remain with the same vendor over time, we believe that we must devote significant resources to each potential sale. If potential customers do not design our products into their systems, the resources we have devoted to the sales prospect would be lost. If we fail to achieve and sustain significant increases in our quarterly sales, we may not be able to continue to increase our investment in these areas. With increased expenses, we must significantly increase our revenues if we are to become profitable.

If our new products or product enhancements fail to achieve customer acceptance, or if we fail to manage product transitions, our business reputation will likely suffer and revenues may decline.

        The market for mobile devices is fragmented and characterized by technological change, evolving industry standards and rapid changes in customer requirements. Our existing products will become less competitive or obsolete if we fail to introduce new products or product enhancements that anticipate the features and functionality that customers demand. The success of our new product introductions will depend on our ability to:

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  accurately anticipate industry trends and changes in technology standards;

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  complete and introduce new product designs and features in a timely manner;

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  continue to enhance our existing product lines;

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  respond promptly to customers' requirements and preferences.

        The introduction of new or enhanced products also requires that we manage the transition from older products to minimize disruption in customer ordering patterns. We have had difficulty managing the transition from older products in the past. For example, between 1995 and 1999, we transitioned from our SoftWindows product line to our NTRIGUE product line and began preparations for our Jeode product line. During this same period our yearly revenues dropped from a high of $55.1 million in 1995 to a low of $6.8 million in 1999. The decrease in revenues was partly because we did not timely introduce new products which could compensate for the decreasing demand for our SoftWindows product line. Development delays are commonplace in the software industry. We have experienced delays in the development of new products and the enhancement of existing products in the past and are likely to experience delays in the future. We may not be successful in developing and marketing, on a timely basis or at all, competitive products, product enhancements and new products that respond to technological change, changes in customer requirements and emerging industry standards.

        In addition, we also face significant risks associated with the development and future deployment of our SSP products and the successful execution of the related business strategy. With the sale of the Jeode product line to esmertec, the SSP product is our sole product line. During 2001, we began development of a range of SSP products for the mobile handset and wireless carrier industry. These SSP products build on our position as a Virtual Machine ("VM") supplier for manufacturers of mobile devices and allow wireless carriers to build valuable Over-the-Air Repair and dynamic capability services. We only began shipping the SSP product in December 2003 and have achieved only minimal sales to date. We have limited history with sales initiatives for new products. Additionally, the sales cycle for the SSP products is expected to take longer than the typical six to nine months cycle of the Jeode product.

Our targeted market is highly competitive.

        Our SSP product line is targeted for the mobile operator and mobile device market. The market for these products is fragmented and highly competitive. This market is also rapidly changing and there are many companies creating products that compete or will compete with ours. As the industry develops, we expect competition to increase in the future. This competition may come from existing competitors or other companies that we do not yet know about. Our main competitors include Bitfone, DoOnGo and Openwave.

        If these competitors develop products that are cheaper or provide better performance or functionality than our SSP product line, our market share will drop. Many of our current competitors and potential competitors have greater resources than we do, and we might not be able to compete successfully against these companies. Competition could force us to reduce the prices of our products, which would result in reduced profit margins and could harm our ability to provide adequate service to our customers. Our pricing model for our software products is based on a derivative usage model with integration and support and maintenance fees, and may be subject to significant pricing pressures, including buy-out arrangements. Also, the market may demand alternative pricing models in the future. A variety of other potential actions by our competitors, including increased promotion and accelerated introduction of new or enhanced products, could also harm our competitive position.

Fluctuations in our quarterly results could cause the market price of our shares to decline.

        Our quarterly operating results can vary significantly depending on a number of factors. These factors include:

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  our ability to close licenses of our SSP products to third parties on a timely basis;

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  the volume and timing of orders received during the quarter;

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  the mix of and changes in customers to whom our products are sold;

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  the mix of product and service revenue received during the quarter;

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  the mix of development license fees and commercial use royalties received;

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  the timing and acceptance of new products and product enhancements by us or by our competitors;

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  changes in product pricing;

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  buyouts of commercial use licenses;

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  product life cycles;

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  the level of our sales of third-party products;

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  variances in costs in fixed price contracts;

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  purchasing patterns of customers;

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  competitive conditions in the industry;

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  foreign currency exchange rate fluctuations;

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  business cycles and economic conditions that affect the markets for our products; and

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  extraordinary events, such as litigation, and related charges.

        All of these factors are difficult to forecast. Our future operating results may fluctuate due to these and other factors, including our ability to continue to develop innovative and competitive products. An increasing amount of our sales orders involve products and services that yield revenue over multiple quarters or upon completion of performance. If license agreements entered into during a quarter do not meet our revenue recognition criteria, even if we meet or exceed our forecast of aggregate licensing and other contracting activity, it is possible that our revenues would not meet expectations. Due to all of these factors, we believe that period-to-period comparisons of our results of operations are not necessarily meaningful and should not be viewed as an indication of our future performance. In the past, we have experienced actual performance that did not meet financial market expectations. It is likely that, in some future quarters, our operating results will again be below the expectations of stock market analysts and investors.

International sales of our products, which we expect to comprise a significant portion of total revenues, expose us to the business and economic risks of international operations.

        Sales from outside of the United States accounted for approximately 7% and 42% of our total revenue in fiscal year 2002 and 2003, respectively, and are expected to increase over time. We expect to market SSP in Europe. Economic conditions in Europe generally and fluctuations in the value of the euro against the U.S. dollar and British pound sterling could impair our revenues and results of operations. International operations are subject to a number of other risks. These risks include:

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  foreign government regulation;

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  reduced protection of intellectual property rights in some countries where we do business;

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  longer receivable collection periods and greater difficulty in accounts receivable collection;

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  unexpected changes in, or imposition of, regulatory requirements, tariffs, import and export restrictions and other barriers and restrictions;

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  potentially adverse tax consequences;

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  the burdens of complying with a variety of foreign laws and staffing and managing foreign operations;

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  general geopolitical risks, such as political and economic instability, hostilities with neighboring countries and changes in diplomatic and trade relationships; and

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  possible recessionary environments in economies outside the United States.

Product defects can be expensive to fix and may cause us to lose customers.

        Our software products, like all software products, may have undetected errors or compatibility problems. This is particularly true when a product is first introduced or a new version is released. Despite our testing, our products might be shipped with errors. If this were to happen, our products could be rejected by customers, or there might be costly delays in correcting the problems. Our products are increasingly used in systems that interact directly with the general public, such as in transportation and medical systems. In systems such as these, the failure of our product could cause substantial property damage or personal injury, which would expose us to product liability claims. Our products are used for applications in business systems where the failure of our product could be linked to substantial economic loss. Our agreements with our customers typically contain provisions designed to limit our exposure to potential product liability and other claims. It is likely, however, that these provisions are not effective in all circumstances and in all jurisdictions. We may not have adequate insurance against product liability risks and renewal of our insurance may not be available to us on commercially reasonable terms. Further, our errors and omissions insurance may not be adequate to cover claims.

        A product liability claim or claim for economic loss brought against us could lead to unexpected large expenses and lost sales. Also, if we ever had to recall our product due to errors or other problems, it would cost us a great deal of time, effort and expense. Our operations depend on our ability to protect our computer equipment and the information stored in our databases against damage by fire, natural disaster, power loss, telecommunications failure, unauthorized intrusion and other catastrophic events. The measures we have taken to reduce the risk of interruption in our operations might not be sufficient. As of the date of this report, we have not experienced any major interruptions in our operations because of a catastrophic event.

If we lose key personnel or are unable to hire additional qualified personnel as necessary, we may not be able to successfully manage our business or sell our products.

        Our future performance depends to a significant degree upon the continued contributions of our key management, product development, sales, marketing and operations personnel. We do not have agreements with any of our key personnel that require them to work for us for a specific term, and we do not maintain any key person life insurance policies. We believe our future success will also depend in large part upon our ability to attract and retain highly skilled managerial, engineering, sales, marketing and operations personnel, many of whom are in great demand. Competition for qualified personnel can be intense in the San Francisco bay area, where our U.S. operations are headquartered.

If we fail to protect our intellectual property rights, competitors could introduce similar or superior products, and we could lose market share.

        We depend on our proprietary technology. Despite our efforts to protect our proprietary rights, it may be possible for unauthorized third parties to copy our products or to reverse engineer or obtain and use information that we consider proprietary. Our competitors could independently develop technologies that are substantially equivalent or superior to our technologies. Policing unauthorized use of our products is difficult, and while we are unable to determine the extent to which software piracy of our products exists, software piracy can be expected to be a persistent problem. Effective protection of intellectual property rights may be unavailable or limited in foreign countries. The status of U.S. patent protection in the software industry is not well defined and will evolve as the United States Patent and Trademark Office grants additional patents. Patents have been granted on fundamental technologies in software, and patents may issue that relate to fundamental technologies incorporated into our products.

Our products may infringe the intellectual property rights of third parties, and third parties may infringe our proprietary rights, either of which may result in lawsuits, distraction of management and the impairment of our business.

        As the number of patents, copyrights, trademarks and other intellectual property rights in our industry increases, products based on our technology may increasingly become the subject of infringement claims. Third parties could assert infringement claims against us in the future. Infringement claims with or without merit could be time consuming, result in costly litigation, cause product shipment delays or require us to enter into royalty or licensing agreements. Royalty or licensing agreements, if required, might not be available on terms acceptable to us. We may initiate claims or litigation against third parties for infringement of our proprietary rights or to establish the validity of our proprietary rights. Litigation to determine the validity of any claims, whether or not the litigation is resolved in our favor, could result in significant expense to us and divert the efforts of our technical and management personnel from productive tasks. If there is an adverse ruling against us in any litigation, we may be required to pay substantial damages, discontinue the use and sale of infringing products, expend significant resources to develop non-infringing technology or obtain licenses to infringing technology. Our failure to develop or license a substitute technology could prevent us from selling our products.

Some security holders have rights under their warrants to purchase significant numbers of American Depository Shares ("ADSs") at nominal value upon the occurrence of specified events which, if triggered, would dilute the ownership interests of existing security holders.

        Some security holders have rights to be issued additional ADSs by Insignia if the registration statements covering their shares and the shares underlying their warrants are suspended for more than 60 days in any 12 month period. We must issue a total of 252,000 ADSs if we suspend registration statement number 333-51234 for more than the 60 days in any 12 month period, and a total of 65,800 ADSs if we suspend registration statement number 333-57528 for more than the 60 days in any 12 month period. We have not suspended registration statements for more than 60 days in any 12 month period in the past. However, because registration statement number 333-57528 was not declared effective by the Securities and Exchange Commission by May 14, 2001, we made available to certain investors an additional total of 65,800 ADSs. Three of four investors have purchased their ADSs and one investor has yet to purchase the shares available to it. The purchase price shareholders have paid or will pay per additional ADS is the nominal value, or £0.20 per ADS, which is the lowest amount these shares can be purchased under English law. If we issue additional ADSs under these obligations, the ownership interest of existing shareholders will be diluted.

We are at risk of securities litigation which, regardless of the outcome, could result in substantial costs and divert management attention and resources.

        The prices for our ADSs have fluctuated widely in the past. During the 12 months ended February 25, 2004, the closing price per share of Insignia ranged from a high of $3.34 to a low of $0.20. Under the rules of The Nasdaq Stock Market, our stock price must remain above $1.00 per share for continued quotation of our shares on the Nasdaq SmallCap Market. Stock price volatility has had a substantial effect on the market prices of securities issued by us and other high technology companies, often for reasons unrelated to the operating performance of the specific companies. In the past, following periods of volatility in the market price of a company's securities, securities class action litigation has often been instituted against high technology companies. We may in the future be the target of similar litigation. Regardless of the outcome, securities litigation may result in substantial costs and divert management attention and resources.

Our investors may have difficulty enforcing judgments against us in U.S. courts because many of our assets and some of our management are located in England.

        Insignia is incorporated under the laws of England and Wales. Two of our directors reside in England. All or a substantial portion of the assets of these persons, and a significant portion of our assets, are located outside of the United States. It may not be possible for investors to serve a complaint within the United States upon these persons or to enforce against them or against us, in U.S. courts, judgments obtained in U.S. courts based upon the civil liability provisions of U.S. securities laws. There is doubt about the enforceability outside of the United States, in original actions or in actions for enforcement of judgments of U.S. courts, of civil liabilities based solely upon U.S. securities laws. The rights of holders of our shares are governed by English law, including the Companies Act

1985, and by our memorandum and articles of association. The rights of holders of our ADSs are also affected by English law. These rights differ from the rights of security holders in typical U.S. corporations.

Insignia has undergone a class action lawsuit and an SEC investigation in the past eight years.

        On April 3, 1996, a class-action lawsuit was filed against us alleging that we misrepresented our business, the strength of our sales force and our financial health. The suit stemmed from our failure to achieve the consensus earnings estimates of research analysts in the first quarter following our initial public offering in November 1995. In August 1997, we reached a memorandum of understanding to settle the suits. Although we never agreed with the allegations, we paid $8.0 million to the plaintiffs, of which our insurance company paid $7.5 million. In February 1997, we restated our financial results for the quarters ended March 31 and June 30, 1996. We revised our revenue and net income numbers downward for these two quarters due to inflated revenues resulting from misstatement of inventory levels of one of our resellers by two of our sales and marketing personnel. We agreed with the SEC to cease and desist from engaging in similar accounting practices. The two Insignia sales and marketing people involved in the revenue misstatement are no longer with Insignia and were forced to pay significant fines. The Company did not have to pay any fines.

CAUTIONARY NOTE ON FORWARD LOOKING STATEMENTS

        This prospectus and other documents incorporated by reference contain statements which are based on Insignia's future plans, expectations, estimates or beliefs. These are forward-looking statements and uncertain. Actual results or outcomes can be very different from those expressed in forward-looking statements.

        Statements are forward-looking statements when they reflect beliefs and intentions, or anticipated or expected results. Also, any statements that refer to projections or other characterizations of future events or circumstances are forward-looking statements. Insignia will not necessarily update the information in this prospectus if actual outcomes or results differ from forward-looking statements. Some of the important risks and uncertainties that may affect our future results and performance are described above. You may find additional information about factors that could affect our future results in our reports filed with the SEC, which are incorporated by reference in this prospectus.

USE OF PROCEEDS

        The proceeds from the sale of the American depositary shares offered pursuant to this prospectus are solely for the account of the selling stockholders. As such we will not receive any of the proceeds from the sale of these shares, other than funds, if any, that we may receive upon the exercise of outstanding warrants held by or issuable to the selling stockholders. As of March 23, 2004, the last sale price of our common stock on the Nasdaq SmallCap Market was $1.72, and therefore the warrants issued to the selling stockholders are currently in-the-money. We intend to use any net proceeds from the exercise of such warrants for general corporate purposes.

TRANSACTIONS WITH SELLING SHAREHOLDERS

        On January 5, 2004, we issued 2,262,500 American depositary shares ("ADSs") at a purchase price of $0.80 per share and warrants to purchase 565,625 American depositary shares at an exercise price of $1.04 per share to certain purchasers identified under the heading "Selling Stockholders" on page 13 of this prospectus in a private placement transaction. In addition, if the SEC does not declare the registration statement of the shares (including the shares issuable on exercise of the warrants) effective by April 4, 2004 (the "Effectiveness Deadline"), we will issue on the Effectiveness Deadline to each of the purchasers a warrant (a "Monthly Penalty Warrant") to purchase ADSs equal to 1% of the shares purchased by such purchaser at the closing. If the registration statement has not been declared effective by the one month anniversary of the Effectiveness Deadline, we will issue on the monthly anniversary of the Effectiveness Deadline to each purchaser an additional Monthly Penalty Warrant to purchase ADSs equal to 1% of the shares purchased by such purchaser at the closing, and we will issue an additional Monthly Penalty Warrant to each purchaser on each subsequent monthly anniversary of the Effectiveness Deadline, if the registration statement has not been declared effective before such monthly anniversary of the Effectiveness Deadline, provided however that the maximum number of shares issuable under the aggregate Monthly Penalty Warrants shall not exceed 90,508 shares. The exercise price for the shares underlying each Monthly Penalty Warrant shall be the greater of: (i) 110% of the 5-day average closing sale price ending on the day prior to the closing date of the private placement or (ii) 110% of the 5-day average closing sale price ending on the day prior to the issuance date of the applicable Monthly Penalty Warrant (subject to certain minimum pricing under English law).

        In connection with the issuance of these securities, we paid our placement agent, Nash Fitzwilliams Ltd., a customary fee, and also issued to Alan Nash and Duncan Fitzwilliams, the two principals of Nash Fitzwilliams Ltd., warrants to purchase an aggregate of 108,562 of our ADSs at an exercise price of $0.92 per share, as compensation for services as placement agent to us. The warrants expire if unexercised on the earlier of January 5, 2009 or an acquisition or other change of control of Insignia.

SELLING SHAREHOLDERS

        The number of ADSs that may actually be sold by each selling shareholder will be determined by the selling shareholder. Because each selling shareholder may sell all, some or none of the ADSs that they hold, no precise estimate can be given for the number of ADSs that will be held by the selling shareholders at the termination of the offering.

        The selling shareholders have advised us that they are the beneficial owners of the shares being offered. The following table provides information known to us about the beneficial ownership of our ADSs on or about January 28, 2004 by the selling shareholders. The following table assumes that the selling shareholders sell all of the ADSs being offered.

        We have determined beneficial ownership in accordance with the rules of the Securities and Exchange Commission. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the tables below have sole voting and investment power with respect to all American depositary shares that they beneficially own, subject to applicable community property laws. We have based our calculation of the percentage of beneficial ownership on 28,829,505 American depositary shares outstanding on January 28, 2004.

        Asterisks represent beneficial ownership of less than one percent. Except as indicated in "Transactions with Selling Shareholders" on page 12, or by the footnotes below, no selling shareholder has had any material relationship with us or any of our predecessors or affiliates within the last three years. Except as indicated by the footnotes below, none of the selling shareholders are broker-dealers or affiliates of broker-dealers. Each of the selling shareholders acquired the shares being offered in this prospectus in the ordinary course of business and at the time of acquisition no selling shareholder had direct or indirect agreements or understandings with any person to distribute such shares.

	Shares Beneficially Owned Prior to the Offering				Shares Beneficially Owned After this Offering
Selling Shareholder				Shares Offered Under this Prospectus
	Number		%		Number(1)%
Hare & Co. Finsbury Technology Trust Close Finsbury Asset Management 10 Crown Place London, UK EC2A 4FT Attn: Luke Kennedy	1,039,063	(2)	3.60%	1,039,063	0	0.00%
Mark Glatman c/o Abstract Securities Ltd. Queens House, 34 Wellington Street Leeds, UK LS1 2DE	78,125	(3)	*	78,125	0	0.00%
John Kirkland c/o Bowmer & Kirkland High Edge Court, Heage Belper Derbyshire UK DE56 2BW	78,125	(4)	*	78,125	0	0.00%
Intercontinental Services Limited c/o Pinnacle Trustees 1 Britannia Place Limited, Bath St. St Helier, Jersey, UK JE2 4SU Attn: Kerrie Coombs-Goodfellow	46,875	(5)	*	46,875	0	0.00%
BNY GIL Client Account Nominees Limited a/c EST 1 Canada Square London, UK E14 5AL Attn: David Pearson	375,000	(6)	1.30%	375,000	0	0.00%
Castle Creek Technology Partners LLC 111 West Jackson Blvd., Suite 2020 Chicago, IL 60604 Attn: Tom Frei	703,125	(7)	2.44%	703,125	0	0.00%

Technology Investors I Limited Partnership c/o Macdougall Macdougall & Mactier Inc. 150 King St West, Suite 2510 PO Box 13 Toronto, ON, Canada Attn: Phillip Barnoff	974,687	(8)	3.38%	429,687	545,000	1.89%
Neil McCloughlin Ardeevin Castle Balfour Lisnaskea, County Fermanagh N. Ireland, UK BT92 0LT	23,437	(9)	*	23,437	0	0.00%
Paul Ensor 1 Hampstead Hill Mansions Downshire Hill London, UK NW3 1NY	15,625	(10)	*	15,625	0	0.00%
William Byrd Kingston-upon-Thames Surrey, UK KT1 4HW	61,263	(11)	*	39,063	22,200	*
Duncan Fitzwilliams Byron House, 7 St James's Street London SW1A 1EE United Kingdom	54,281	(12)	*	54,281	0	0.00%
Alan Nash Byron House, 7 St James's Street London SW1A 1EE United Kingdom	54,281	(13)	*	54,281	0	0.00%
Total	3,503,887			2,936,687	567,200

(1)
Assumes each selling shareholder will sell all shares offered by such selling shareholder under this prospectus.

(2)
Includes a warrant issued at closing of the private placement (a "Closing Warrant") to purchase 207,813 shares at an exercise price of $1.04 per share. Hare & Co. is the nominee for Finsbury Technology Trust, the beneficial owner of the shares. Reabourne is the fund advisor to the Finsbury Technology Trust. Michael Bourne, Jeremy Gleeson and Graham Morton are employees of Reabourne and share dispositive and voting power over the shares. Each of Mr. Bourne, Mr. Gleason and Mr. Morton disclaims beneficial ownership in the shares held by the Finsbury Technology Trust except to the extent of his pecuniary interest therein.

(3)
Includes a Closing Warrant to purchase 15,625 shares at an exercise price of $1.04 per share.

(4)
Includes a Closing Warrant to purchase 15,625 shares at an exercise price of $1.04 per share.

(5)
Includes a Closing Warrant to purchase 9,375 shares at an exercise price of $1.04 per share. Colin Vibert, Iain Moodie and Kerry Carter each of whom is a director of Intercontinental Services Ltd., share dispositive and voting power over the shares. Each of Messrs. Vibert, Moodie and Carter disclaim beneficial ownership in the shares held by the Intercontinental Services Ltd. except to the extent of his pecuniary interest therein.

(6)
Includes a Closing Warrant to purchase 75,000 shares at an exercise price of $1.04 per share. Gartmore Global Trust plc, the beneficial owner of the shares, which are held under the name of BNY GIL Client Account, has a management agreement with Gartmore Investment Ltd. Brian O'Neill, the designated fund manager at Gartmore Investment Ltd. for the beneficially has sole dispositive and voting power over the shares. Mr. O'Neill disclaims beneficial ownership in the shares except to the extent of his pecuniary interest therein.

(7)
Includes a Closing Warrant to purchase 140,625 shares at an exercise price of $1.04 per share. As investment manager under a management agreement, Castle Creek Partners, LLC exercises dispositive and voting power with respect to the shares owned by Castle Creek Technology Partners LLC. Castle Creek Partners, LLC disclaims beneficial ownership of such shares. Daniel Asher is the managing member of Castle Creek Partners, LLC. and has dispositive and voting power over the shares. Mr. Asher disclaims beneficial ownership of the shares owned by Castle Creek Technology Partners LLC, except to the extent of his pecuniary interest therein.

(8)
Includes a Closing Warrant to purchase 85,937 shares at an exercise price of $1.04 per share. Technology Investors I Limited Partnership is the beneficial owner of the shares. Closeburn Management is the manager of the shares held by Technology Investors I Limited Partnership. Michael Iles, the President of Closeburn Management, has sole dispositive and voting power over the shares. Mr. Iles disclaims beneficial ownership in the shares. MacDougall, MacDougall & Mactier, Inc. is the custodian for the shares held by Technology Investors I Limited Partnership.

(9)
Includes a Closing Warrant to purchase 4,687 shares at an exercise price of $1.04 per share.

(10)
Includes a Closing Warrant to purchase 3,125 shares at an exercise price of $1.04 per share.

(11)
Includes a Closing Warrant to purchase 7,813 shares at an exercise price of $1.04 per share.

(12)
Consists of a Closing Warrant to purchase 54,281 shares at an exercise price of $0.92 per share. Mr. Fitzwilliams is a principal of Nash Fitzwilliams, Ltd., which acted as placement agent in the private placement transaction.

(13)
Consists of a Closing Warrant to purchase 54,281 shares at an exercise price of $0.92 per share. Mr. Nash is a principal of Nash Fitzwilliams, Ltd., which acted as placement agent in the private placement transaction.

PLAN OF DISTRIBUTION

        We are registering American depositary shares (ADSs) on behalf of the selling shareholders. We are required to keep the registration statement on Form S-3 of which this prospectus is a part effective until the earlier of (i) the date when the selling shareholders have sold all the shares pursuant to the registration statement on Form S-3, (ii) the date on which all of the shares may be sold pursuant to Rule 144(k) under the Securities Act of 1933, as amended or (iii) January 5, 2006.

        As used in this prospectus, "selling shareholders" includes transferees selling shares received from a named selling shareholder after the date of this prospectus. All costs, expenses and fees in connection with the registration of the ADSs offered by this prospectus will be borne by us. Brokerage commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by the selling shareholders. Sales of shares may be effected by selling shareholders from time to time in one or more types of transactions (which may include block transactions) on the Nasdaq SmallCap Market, or otherwise, in negotiated transactions, through put or call options transactions relating to the shares, through short sales of shares, or a combination of such methods of sale, at market prices prevailing at the time of sale, or at negotiated prices. Such transactions may or may not involve brokers or dealers.

        The selling shareholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. The selling shareholders may effect such transactions by selling shares directly to purchasers or to or through broker-dealers, which may act as agents or principals. Such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the selling shareholders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

        To the extent required, we may amend or supplement this prospectus from time to time to describe a specific plan of distribution. In connection with distributions of the shares or otherwise, the selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with those transactions, broker-dealers or other financial institutions may engage in short sales of the ADSs in the course of hedging the positions they assume with the selling shareholders. After the date of this prospectus, the selling shareholders also may sell the ADSs short and redeliver the shares to close out those short positions. The selling shareholders also may enter into option or other transactions or the creation of one or more derivative securities with broker-dealers or other financial institutions that require the delivery to the broker-dealer or other financial institution of shares offered by this prospectus, which shares the broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect those transactions). The selling shareholders also may pledge or hypothecate shares to a broker-dealer or other financial institution, and, upon a default, that broker-dealer or other financial institution may effect sales of the pledged shares pursuant to this prospectus (as supplemented or amended to reflect that transaction). In effecting sales, broker-dealers or agents engaged by the selling shareholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the selling shareholders in amounts to be negotiated immediately prior to the sale.

        The selling shareholders and any broker-dealers that act in connection with the sale of the ADSs may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commission received by them and any profit on the resale of the shares of ADSs as principal might be deemed to be underwriting discounts and commissions under the Securities Act. The selling shareholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares against some liabilities, including liabilities arising under the Securities Act. In addition, we have agreed to indemnify the selling shareholders against certain liabilities arising under the Securities Act and each of the selling shareholders has agreed to indemnify us against certain liabilities arising under the Securities Act. Liabilities under the federal securities laws cannot be waived.

        We have advised the selling shareholders that the anti-manipulation rules under the Securities Exchange Act of 1934 (the "Exchange Act") may apply to sales of the shares offered under this prospectus in the market, and to their own activities and those of their affiliates. The selling shareholders have advised us that during the time they are engaged in attempting to sell the shares offered under this prospectus, they will:

  •
  not engage in any stabilization activity in connection with any of our securities;

  •
  provide a copy of the final prospectus to each person to whom shares may be offered, and to each broker-dealer, if any, through which any shares may be offered;

  •
  not bid for or purchase any of our securities or any rights to acquire our securities, or attempt to induce any person to purchase any of our securities or any rights to acquire our securities other than as permitted under the Exchange Act; and

  •
  not effect any sale or distribution of the shares until after the prospectus has been appropriately amended or supplemented, if required.

        Selling shareholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of such rule.

LEGAL MATTERS

        The validity, under English law, of the shares offered under this prospectus will be passed upon for Insignia by Macfarlanes, London.

EXPERTS

        The consolidated financial statements incorporated by reference to the annual report on Form 10-K for the year ended December 31, 2003 have been so incorporated in reliance upon the report of Burr, Pilger & Mayer LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.

        The consolidated balance sheets as of December 31, 2002 and 2001, and the results of operations and cash flows for each of the three years in the period ended December 31, 2002 and incorporated in this prospectus by reference to our annual report on Form 10-K for the year ended December 31, 2003, have been so incorporated in reliance on the report (which contains an explanatory paragraph relating to our ability to continue as a going concern as described in Note 1 to the financial statements) of PricewaterhouseCoopers LLP, independent accountants, given on the authority of this firm as experts in auditing and accounting.

DOCUMENTS INCORPORATED BY REFERENCE IN THIS PROSPECTUS

        The SEC allows Insignia to incorporate by reference the information that Insignia files with the SEC. This means that Insignia can disclose important information by referring the reader to those SEC filings. The information incorporated by reference is considered to be part of this prospectus, and later information Insignia files with the SEC will update and supersede this information. Insignia incorporates by reference the documents listed below and any future filings made with the SEC under section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until termination of the offering:

  •
  Annual report on Form 10-K for the year ended December 31, 2003, filed with the SEC on March 17, 2004;

  •
  The description of Insignia's ordinary shares contained in Insignia's registration statement on Form 8-A, and any amendment or report filed for the purpose of updating this description.

        These documents, including any exhibits that are specifically incorporated by reference into the information that this prospectus incorporates, are available upon request without charge from Investor Relations, Insignia Solutions plc, 41300 Christy Street, Fremont, California 94538, telephone number (510) 360-3700. Recipients should make all requests for documents by the fifth business day before they make their final investment decision, to be sure the documents arrive on time. Information that has been incorporated by reference is considered part of this prospectus and disclosed to investors, whether or not investors obtain a copy of the document containing the information.

        This prospectus may contain information that updates, modifies or is contrary to information in one or more of the documents incorporated by reference in this prospectus. Reports Insignia files with the SEC after the date of this prospectus may also contain information that updates, modifies or is contrary to information in this prospectus or in documents incorporated by reference in this prospectus. Investors should review these reports as they may disclose a change in the business, prospects, financial condition or other affairs of Insignia after the date of this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

        The documents incorporated by reference into this prospectus are available from us upon request. We will provide a copy of any and all of the information that is incorporated by reference in this prospectus, not including exhibits to the information unless those exhibits are specifically incorporated by reference into this prospectus, to any person, without charge, upon written or oral request.

        Requests for documents should be directed to Investor Relations, Insignia Solutions plc, 41300 Christy Street, Fremont, California 94538, telephone number (510) 360-3700.

        We file reports, proxy statements and other information with the Securities and Exchange Commission. Copies of our reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the SEC:

Judiciary Plaza Room 1024 450 Fifth Street, N.W. Washington, D.C. 20549

        Copies of these materials can also be obtained by mail for a fee from the public reference section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549 or by calling the SEC at 1-800-SEC-0330. The SEC maintains a website that contains reports, proxy statements and other information about us. The address of the SEC website is http://www.sec.gov.

        Insignia has filed a registration statement under the Securities Act with the Securities and Exchange Commission for the shares to be sold by the selling shareholders. This prospectus has been filed as part of the registration statement. This prospectus does not contain all of the information in the registration statement because some parts of the registration statement are omitted according to the rules and regulations of the SEC. The registration statement is available for inspection and copying as described above.

        This prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this prospectus in any jurisdiction to or from any person to whom or from whom it is unlawful to make this offer, solicitation of an offer or proxy solicitation. Neither the delivery of this prospectus nor any distribution of securities under this prospectus shall, under any circumstances, create any implication that there has been no change in the information in this prospectus or incorporated by reference in this prospectus or in our affairs since the date of this prospectus.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

        The aggregate estimated expenses to be paid by the registrant in connection with this offering are as follows:

Securities and Exchange Commission registration fee	$1,275
Accounting fees and expenses*	$12,000
Placement Agent fees	$86,850
Legal fees and expenses*	$55,000
Transfer agent fees	49,775

Total	$204,900

*
Estimate

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

        Insignia's Articles of Association contain a provision to the effect that, so far as permitted by the statutory provisions of English law, Insignia shall indemnify the directors and secretary against liabilities incurred by them in relation to the affairs of Insignia. However, the Companies Act 1985 makes this indemnity ineffective to the extent it applies to neglect or breach of duty in relation to Insignia, except to the extent that it covers costs incurred by the director or secretary in respect of court proceedings in which judgment is given in his favor.

        Insignia's policy is to enter into indemnity agreements with each of its directors and executive officers. In addition, Insignia Solutions, Inc., a Delaware corporation and a wholly owned subsidiary of Insignia, enters into indemnity agreements with each of Insignia's directors and executive officers. The indemnity agreements provide that directors and executive officers will be indemnified and held harmless to the fullest possible extent permitted by law, including against all expenses and attorneys' fees, judgments, fines and settlement amounts paid or reasonably incurred by them in any action, suit or proceeding, including any derivative action by or in the right of Insignia, on account of their services as directors, officers, employees or agents of Insignia or as directors, officers, employees or agents of any other company or enterprise when they are serving in their capacities at the request of Insignia. Neither Insignia nor Insignia Solutions, Inc. will be obligated pursuant to the agreements to indemnify or advance expenses to an indemnified party with respect to proceedings or claims:

  •
  initiated by the indemnified party and not by way of defense, except with respect to a proceeding authorized by the board of directors and successful proceedings brought to enforce a right to indemnification under the indemnity agreements;

  •
  for any amounts paid in settlement of a proceeding unless Insignia consents to the settlement;

  •
  on account of any suit in which judgment is rendered against the indemnified party for an accounting of profits made from the purchase or sale by the indemnified party of securities of Insignia under section 16(b) of the Exchange Act and related laws;

  •
  on account of conduct by an indemnified party that is finally adjudged to have been in bad faith or conduct that the indemnified party did not reasonably believe to be in, or not opposed to, the best interests of Insignia;

  •
  on account of any criminal action or proceeding arising out of conduct that the indemnified party has reasonable cause to believe was unlawful; or

  •
  if a final decision by a court having jurisdiction in the matter shall determine that indemnification is not lawful.

        The indemnity agreements are not exclusive of any rights a director or executive officer may have under the Articles of Association, other agreements, any majority-in-interest vote of the shareholders or vote of disinterested directors and applicable law.

        The indemnification provision in the Articles of Association, and the indemnity agreements, may be sufficiently broad to permit indemnification of Insignia's directors and executive officers for liabilities arising under the Securities Act. In addition, Insignia has director and officer liability insurance.

ITEM 16. EXHIBITS

        The following exhibits are filed herewith or incorporated by reference herein:

Exhibit Number		Exhibit Title
4.01	(1)	Form of Specimen Certificate for Registrant's Ordinary Shares.
4.02	(2)	Deposit Agreement between Registrant and The Bank of New York.
4.03	(2)	Form of American Depositary Receipt (included in Exhibit 4.02).
4.04	*	American Depositary Shares Purchase Agreement dated January 5, 2004.
4.05	*	Registration Rights Agreement dated January 5, 2004.
4.06	*	Form of Warrant to Purchase American Depositary Shares dated January 5, 2004 and issued to the purchasers of American Depositary Shares.
4.07	*	Form of Warrant to Purchase American Depositary Shares dated January 5, 2004 and issued to the principals of Nash Fitzwilliams, Ltd., as placement agent.
5.01	*	Opinion of Macfarlanes.
23.01	*	Consent of Macfarlanes (included in Exhibit 5.01).
23.02		Consent of PricewaterhouseCoopers LLP, Independent Accountants.
23.03		Consent of Burr, Pilger & Mayer LLP, Independent Accountants.
24.01	*	Power of Attorney.

(1)
Incorporated by reference to the exhibit of the same number from Registrant's Registration Statement on Form F-1 (File No. 33-98230) declared effective by the Commission on November 13, 1995.

(2)
Incorporated by reference to the exhibit of the same number from Registrant's Annual Report on Form 10-K for the year ended December 31, 1995.

*
Previously filed.

ITEM 17. UNDERTAKINGS

        The undersigned registrant hereby undertakes:

  •
  To file, during any period in which offers or sales are being made pursuant to this registration statement, a post-effective amendment to this registration statement:

  •
  To include any prospectus required by section 10(a)(3) of the Securities Act of 1933 (the "Securities Act").

  •
  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume or securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

  •
  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

  •
  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  •
  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  •
  That, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, the registrant has been advised that in the opinion of the Securities and Exchange Commission this indemnification is against public policy as expressed in the Securities Act and is unenforceable. In the event that a claim for indemnification against liabilities, other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding, is asserted against the registrant by a director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of this issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this amendment to its registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fremont, State of California, on March 24, 2004.

INSIGNIA SOLUTIONS PLC
By:	/s/ Mark E. McMillan Mark E. McMillan President and Chief Executive Officer

        Pursuant to the requirements of the Securities Act, this amendment to the registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date
PRINCIPAL EXECUTIVE OFFICER AND AUTHORIZED U.S. REPRESENTATIVE:
/s/ Mark E. McMillan* Mark E. McMillan	President, Chief Executive Officer and Director	March 24, 2004
PRINCIPAL FINANCIAL OFFICER AND PRINCIPAL ACCOUNTING OFFICER:
/s/ Robert Collins Robert Collins	Chief Financial Officer and Secretary	March 24, 2004
ADDITIONAL DIRECTORS:
/s/ Nicholas, Viscount Bearsted* Nicholas, Viscount Bearsted	Chairman of the Board of Directors	March 24, 2004
John C. Fogelin	Director
/s/ David G. Frodsham* David G. Frodsham	Director	March 24, 2004
/s/ Richard M. Noling* Richard M. Noling	Director	March 24, 2004
/s/ Vincent S. Pino* Vincent S. Pino	Director	March 24, 2004

*By Robert Collins, as power of attorney

EXHIBIT INDEX

Exhibit Number		Exhibit Title
4.01	(1)	Form of Specimen Certificate for Registrant's Ordinary Shares.
4.02	(2)	Deposit Agreement between Registrant and The Bank of New York.
4.03	(3)	Form of American Depositary Receipt (included in Exhibit 4.02).
4.04	*	American Depositary Shares Purchase Agreement dated January 5, 2004.
4.05	*	Registration Rights Agreement dated January 5, 2004.
4.06	*	Form of Warrant to Purchase American Depositary Shares dated January 5, 2004 and issued to the purchasers of American Depositary Shares.
4.07	*	Form of Warrant to Purchase American Depositary Shares dated January 5, 2004 and issued to the principals of Nash Fitzwilliams, Ltd., as placement agent.
5.01	*	Opinion of Macfarlanes.
23.01	*	Consent of Macfarlanes (included in Exhibit 5.01).
23.02		Consent of PricewaterhouseCoopers LLP, Independent Accountants.
23.03		Consent of Burr, Pilger & Mayer LLP, Independent Accountants.
24.01	*	Power of Attorney.

(1)
Incorporated by reference to the exhibit of the same number from Registrant's Registration Statement on Form F-1 (File No. 33-98230) declared effective by the Commission on November 13, 1995.

(2)
Incorporated by reference to the exhibit of the same number from Registrant's Annual Report on Form 10-K for the year ended December 31, 1995.

*
Previously filed.

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RISK FACTORS
CAUTIONARY NOTE ON FORWARD LOOKING STATEMENTS
USE OF PROCEEDS
TRANSACTIONS WITH SELLING SHAREHOLDERS
SELLING SHAREHOLDERS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
DOCUMENTS INCORPORATED BY REFERENCE IN THIS PROSPECTUS
WHERE YOU CAN FIND MORE INFORMATION
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
  ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION
  ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS
  ITEM 16. EXHIBITS
  ITEM 17. UNDERTAKINGS
SIGNATURES
EXHIBIT INDEX